ATMI, INC.
POWER OF ATTORNEY
AUTHORIZATION STATEMENT
This statement confirms that the undersigned has authorized and designated each of Douglas A. Neugold, Timothy Carlson, and Patrick J. Shima to execute and file on the undersigned's behalf all forms that the undersigned may be required to file with the United States Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), as a result of the undersigned's ownership of or transactions in securities of ATMI, Inc. ("ATMI"). The authority granted under this statement shall continue until the undersigned is no longer required to file forms under Section 16 with respect to the ownership of or transactions in the securities of ATMI, Inc., unless earlier revoked in writing

/s/Kathleen G. Mincieli